Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of I-Mab of our report dated April 30, 2024, except for the effects of discontinued operations discussed in Note 3, for the recast of the segment information discussed in Note 2 and for the correction of classification in operating expenses discussed in Note 2 to the consolidated financial statements, as to which the date is April 3, 2025 relating to the financial statements, which appears in I-Mab’s Annual Report on Form 20-F for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China

May 2, 2025